Exhibit 4.34

SUPPLEMENTAL RETIREMENT AGREEMENT

SUPPLEMENTAL RETIREMENT AGREEMENT (the “Supplemental Retirement Agreement”), made and entered into as of the 1st day of July , 2008 (the “Effective Date”), by and between WPP Group USA, Inc., a Delaware corporation (the “Company”), and Paul Richardson (the “Executive”).

WHEREAS, the Company employs the Executive as Group Finance Director; and

WHEREAS, the Company wishes to provide the Executive with a retirement benefit in lieu of benefits under the J. Walter Thompson Company Profit Sharing and Matched Savings Plan (the “401(k) Plan”);

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Term. This Supplemental Retirement Agreement shall apply during the period the Executive is employed by the Company and thereafter until the satisfaction of all rights and obligations hereunder.

2. Deferral Account. The Company shall establish a separate notional account to record the amounts deferred hereunder and amounts of income, gain or loss deemed credited thereto as provided below (a “Deferral Account”). The Deferral Account shall be maintained for the Executive as a bookkeeping entry by the Company to evidence unfunded obligations of the Company. The Deferral Account shall be

(i) increased by any credits as described in Section 3 below,

(ii) adjusted for income, gains and losses as described in Section 4 below, and

(iii) reduced by any payments made as provided in Section 6 below.

The balance in the Deferral Account at any point in time shall be hereinafter referred to as the “Deferral Account Balance.” The Deferral Account may consist of two separate sub-accounts, one of which is deemed to hold amounts denominated in US Dollars (“USD Sub-Account”) and the other is deemed to hold amounts denominated in Great Britain Pounds (“GBP Sub-Account”).

3. Credits.

(a) General. For each full calendar year the Executive is employed by the Company (a “Year”), the Company shall credit to the Deferral Account an amount (the “Annual Deferral Amount”) equal to: (i) with respect to the years 2005, 2006 and 2007, twenty percent (20%) of the Executive’s base salary for the applicable Year, whether paid by the Company or by any affiliate thereof (“Annual Salary”), and (ii) with respect to the years thereafter, commencing as of the year 2008, thirty percent (30%) of the Executive’s Annual Salary. Crediting to the Deferral Account shall occur Quarterly during each Year as described in Section 3(b) below. A “Quarter” shall mean a calendar quarter. For any partial Year, the Annual Deferral Amount for that Year shall be pro-rated to reflect the period of the Executive’s actual employment during that year. If the Deferral Account consists of two sub-accounts as described in Section 2 above, the Annual Deferral Amount shall be apportioned between such sub-accounts in a manner agreed to by the Company and the Executive.

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(b) Timing of Credits to the Account. As of the Effective Date, the Deferral Account shall be credited with £379,243.1 Thereafter, the Annual Deferral Amount, accrued Quarterly with respect to employment in any Year, as determined in Section 3(a) above, shall be credited to the Deferral Account as of the last day of each Quarter.

4. Income, Gains and Losses. In addition to Quarterly credits, and until the Deferral Account Balance is fully paid, the Deferral Account Balance shall be adjusted as of the last day of each Year to reflect hypothetical investment returns determined by reference to the performance of not more than two investment funds designated by the Executive on Exhibit A hereto, such designation being subject to the approval of the Committee (as defined in Section 10(c)). If two investment funds are approved and denominated in the same currency, the hypothetical investment return shall be based on the weighted average investment returns of the two funds. If two investment funds are approved and one is denominated in US Dollars and the other in Great Britain Pounds, the balance of the USD Sub-Account shall be deemed to be notionally invested in the fund that is denominated in US Dollars, and the balance of the GBP Sub-Account shall be deemed to be notionally invested in the fund that is denominated in Great Britain Pounds, and the hypothetical investment return of each sub-account shall be based on the investment return of the fund in which it is deemed to be notionally invested. The Executive shall provide appropriate reports of the performance of the investment fund or funds to the Committee (as defined in Section 10(c)) or to the person, if any, to whom the Committee (as defined in Section 10(c)) has delegated recordkeeping responsibility hereunder (the “Recordkeeper”). A report of the performance of such fund, or funds, shall be provided as soon as practicable following the end of each Quarter to the Committee (as defined in Section 10(c)) (or Recordkeeper), both for the Quarter being reported and, if after the first Quarter, for the Year through the Quarter in question. The Committee (as defined in Section 10(c)), or the Recordkeeper, as the case may be, shall adjust the Deferral Account annually to reflect the income, gains and losses that would have been realized by the Deferral Account (based upon such performance by the hypothetical investment fund, or funds). The Committee (as defined in Section 10(c)) shall have the authority to establish such procedures as it reasonably determines appropriate, after consultation with the Executive, to record such hypothetical investment returns, including, without limitation, procedures for the making of investment credits and debits to the account. Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that Executive’s hypothetical investment return during the six-month period ending on the December 31st prior to any payment date hereunder (or such shorter period determined by the Company in its sole discretion (“Short Period”)) with respect to the portion of the Deferral Account payable on such date (“Payment Amount”) shall be based on the six-month LIBOR rate (or a LIBOR rate that is appropriate for the Short Period) quoted in the www.bba.org.uk website for the last business day within such period (“LIBOR Rate”). Furthermore, the hypothetical investment return on the Payment Amount during the period beginning on the January 1st prior to the applicable payment date hereunder and ending immediately prior to such payment date shall be based on the LIBOR Rate that is appropriate for such period. For these purposes, the US Dollar LIBOR rate shall be used for the USD Sub-Account and the GBP LIBOR rate shall be used for the GBP Sub-Account.

5. Vesting. The Executive’s interest in the Deferral Account shall be fully vested and non-forfeitable at all times.

1 This amount shall be (i) 20% of 2005 base salary, together with interest from the last day of each Quarter commencing with the Quarter ended March 31, 2005 through the date immediately preceding the Effective Date, plus (ii) 20% of 2006 base salary, together with interest from the last day of each Quarter commencing with the Quarter ended March 31, 2006 through the date immediately preceding the Effective Date, plus (iii) 20% of 2007 base salary, together with interest from the last day of each Quarter commencing March 31, 2007 through the date immediately preceding the Effective Date, plus (iv) 30% of 2008 base salary, together with interest from the last day of the Quarter ended March 31, 2008 through the date immediately preceding the Effective Date. Interest to be credited for each Quarter (or shorter period if the Effective Date does not begin a calendar quarter) shall be credited at the 3-month LIBOR rate (or the LIBOR rate appropriate for the shorter period) quoted in the www.bba.org.uk website for the last business day in such Quarter (or such shorter period). The 3-month (or shorter period) US Dollar LIBOR rate shall be used for amounts credited to the USD Sub-Account and the 3-month (or shorter period) GBP LIBOR rate shall be used for amounts credited to the GBP Sub-Account.

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6. Payment.

(a) Commencement. The Deferral Account Balance shall be paid to the Executive commencing in 2013 (no later than April 15, 2013) except as otherwise provided in this Section 6 but shall not be paid sooner than the earliest date permitted without violating Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Schedule of Payment. The Deferral Account Balance shall be paid as follows:

(i) 50% of the Deferral Account Balance as of December 31, 2012 shall be paid to the Executive as soon as practicable in 2013, but no later than April 15, 2013; and

(ii) 100% of the remaining Deferral Account Balance as of December 31, 2019 shall be paid to the Executive as soon as practicable in 2020, but no later than April 15, 2020.

(c) Changes in Form of Payment. The Committee (as defined in Section 10(c)) may, in its sole discretion, provide the Executive the opportunity to change the commencement date or the form of payment, or both, provided the following requirements are satisfied: (i) the Executive’s election does not take effect until at least 12 months after the date on which the election is made; (ii) in the case of an election related to a payment other than on account of death or Disability or unforeseeable emergency, the payment is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) in the case of a payment under Sections 6(a) and (b), the election is made at least 12 months prior to the scheduled payment date.

(d) Accelerated Payment. Notwithstanding the above, the entire Deferral Account Balance will be paid out in a single lump sum in the event of (i) a Change in Control (as defined below), (ii) a Disability, or (iii) the Executive’s death. Upon the occurrence of such event, the Deferral Account Balance shall be subject to:

(A) such credits as provided in Section 3 (if the event occurs on a date other than the last day of a Quarter, the Quarterly credit shall be on a pro-rata basis reflecting the last sentence of Section 3(a)); and

(B) such adjustment for income, gains and losses as provided in Section 4.

Payments made pursuant to this Section 6(d) shall be made to the Executive (or the Executive’s beneficiary if made due to the Executive’s death) as soon as administratively practicable, but in no event later than the later of (i) December 31st of the year in which the event triggering the payout occurs, or (ii) the 15th day of the third month following the event triggering the payout. (Beneficiary for this purpose shall mean the beneficiary, if any, designated by the Executive on Exhibit B hereto, which designation may be amended from time to time by the Executive in a writing filed with the Committee (as defined in Section 10(c)). For purposes of this Supplemental Retirement Agreement, a “Disability” shall mean the Executive: is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e) Unforeseeable Emergency. Other provisions of the Supplemental Retirement Agreement notwithstanding, if, upon a written notice from the Executive, the Committee (as defined in Section 10(c)) determines that the Executive has an “unforeseeable emergency” (as defined for purposes of Section 409A), the Committee (as defined in Section 10(c)) may direct an immediate lump sum payment to the Executive in an amount not to exceed the amount permissible under Section 409A.

(f) Delays in Distribution. Notwithstanding the foregoing, to the extent permitted under Section 409A, any distribution hereunder may be delayed at the discretion of the Committee if such distribution would (i) not be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the delay would increase the probability that the distribution would be deductible, or (ii) violate Federal securities laws or other applicable laws.

(g) Change in Control. “Change in Control” means (i) a change in the ownership or control of WPP Group plc which is effected through any of the transactions set forth below and which constitutes a permissible payment event under Treas. Reg. Section 1.409A-3(a)(5), or (ii) a change in the ownership or control of the Company, or any

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corporation in the chain of corporations described under Treas. Reg. Section 1.409A-3(i)(5)(ii)(A)(3) ending with the Company, such that WPP Group plc is no longer the ultimate parent of the Company (for purposes of (A) and (C) below only), which is effected through any of the following transactions and which constitutes a permissible payment event under Treas. Reg. Section 1.409A-3(a)(5):

(A)	a merger, consolidation or reorganization approved by the applicable company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the applicable company’s outstanding voting securities immediately prior to such transaction;

(B)	any sale, transfer or other disposition of all or substantially all (i.e., 85 percent or more) of the applicable company’s assets to an unrelated entity;

(C)	any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the applicable company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the applicable company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the applicable company’s securities (determined by the power to vote with respect to the elections of board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the applicable company or the acquisition of outstanding securities held by one or more of the applicable company’s stockholders; or

(D)	change in the composition of the board or directors of WPP Group plc over a period of twelve (12) consecutive months or less such that a majority of the board members is replaced by directors whose appointment or election is not endorsed by a majority of the board members before the date of the appointment or election.

For the avoidance of doubt, a transaction shall not constitute a Change in Control if undertaken to change the applicable company’s positioning within WPP Group plc’s controlled group, to change the applicable company’s place of incorporation or organization, or to create a holding company that will be owned in substantially the same proportions by the persons who held the applicable company’s securities immediately before such transactions.

(h) Currency. If the Deferral Account consists of two sub-accounts as described in Section 2 above, the balance credited to each sub-account shall be paid to the Executive in the currency in which such sub-account is denominated, unless arrangements between the Executive and the Company are made to distribute the balance in a different currency and the arrangements do not subject the Company to any currency risk.

7. Claims and Review Procedures.

(a) Claims Procedure. If the Executive believes that payment has not been made in a timely manner the Executive may file a claim for benefits under this Supplemental Retirement Agreement (a “Claim”). A Claim shall be made by written notice (i) describing the basis for the Claim and (ii) shall be submitted to the Committee (as defined in Section 10(c)) or its delegate within six months after the date on which such benefit is claimed to have been due. Within sixty (60) days after its receipt of a Claim, the Committee (as defined in Section 10(c)) or its delegate shall respond to the Executive (or, if applicable, the Executive’s beneficiary) by written notice of its determination to approve or deny the same, which notice, in the case of any denial, shall further set forth in reasonable detail the basis for denial, specific reference to the Supplemental Retirement Agreement provisions on which the denial is based, steps to be taken to have the denial reviewed and, if applicable, a description of any additional material needed to be provided by the Executive. The Executive may, in his discretion, elect to treat any failure of the Committee (as defined in Section 10(c)) or its delegate to respond to a Claim within the time period set forth above as denial.

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(b) Review Procedure. If a Claim is denied, the Executive may obtain a review of the denial by written request for review (i) describing the basis for his determination that denial was erroneous and (ii) submitted to the Committee (as defined in Section 10(c)) or its delegate within sixty (60) days after the date of denial or deemed denial of the Claim pursuant to Section 7(a) above, as applicable. Within sixty days (60) following the Committee’s (as defined in Section 10(c)) or its delegate’s receipt of a request for review, the Committee (as defined in Section 10(c)) or its delegate shall review the Claim (together with any supporting documents or other written materials reasonably related to the request and submitted therewith) and give the Executive written notice of its determination to approve or deny the same, which notice, in the case of any denial, shall further set forth in reasonable detail the basis for denial. No determination of the Committee (as defined in Section 10(c)) or its delegate shall be deemed to preclude further action by the Executive (or, if applicable, the Executive’s beneficiary) with respect to the Claim.

(c) Disability. Notwithstanding the foregoing, a claim related to Disability shall be administered in accordance with Department of Labor Regulation Section 2560.503-1.

8. Rabbi Trust. The Company may establish a trust agreement for the purpose of holding and investing amounts that may be used to provide benefits under this Supplemental Retirement Agreement. Assets held in such rabbi trust shall be subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

9. 401(k) Plan. The Executive shall not participate in the 40l(k) Plan.

10. Miscellaneous.

(a) No Expectation of Employment. Neither this Supplemental Retirement Agreement nor the creation of the Deferral Account hereunder confers on the Executive an expectation of continued employment with the Company.

(b) Unfunded Plan. Any deferred amount to be paid to the Executive pursuant to this Supplemental Retirement Agreement is an unfunded obligation of the Company. Except as otherwise specifically provided in Section 8 above (i) the Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation and (ii) legal and beneficial ownership of any investments, including trust investments that the Company may make to fulfill this obligation, shall at all times remain in the Company. Except as otherwise specifically set forth in the terms of the applicable instrument, any investments, and the creation or maintenance of any trust accounts, shall not create or constitute a trust or a fiduciary relationship between the Committee (as defined in Section 10(c)) or the Company and the Executive, or otherwise create any vested or beneficial interest in the Executive, or any creditor(s) of the Executive or in any assets of the Company whatsoever. Neither the Executive nor any person claiming by or through the Executive, shall have a claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Supplemental Retirement Agreement. The Supplemental Retirement Agreement is also intended to be a “top-hat” plan which is maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees and is exempt from the provisions of Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c) Administration. The Supplemental Retirement Agreement shall be administered by the Compensation Committee of WPP Group plc or any individual or group to whom such committee delegates administrative responsibility (the “Committee”). The Committee shall: (i) interpret the Supplemental Retirement Agreement; (ii) prescribe, amend and rescind rules relating to the Supplemental Retirement Agreement from time to time as it deems proper and in the best interests of the Company; and (iii) take any and all other action necessary or appropriate for the administration of the Supplemental Retirement Agreement. The Committee may appoint a Recordkeeper as described in Section 4 above. The Committee shall have full discretionary power and authority to construe and interpret the provisions of the Supplemental Retirement Agreement and to determine all other matters in carrying out the intended purposes of the Agreement.

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(d) Amendment. The Committee may from time to time amend the Supplemental Retirement Agreement, in whole or in part. No amendment may impair the rights of the Executive except to the extent such amendment is reasonably necessary to comply with any applicable law including, but not limited to, Section 409A.

(e) Withholding. The Company shall have the right to withhold, from time to time, amounts necessary to comply with any and all applicable income, wage and other tax laws, and to reduce the value of any Deferral Account or the amount of any payment hereunder as appropriate with respect thereto. Such reduction may include the reduction of Deferral Account balances on account of FICA, FUTA and other amounts with respect to which required withholding precedes the date of payment.

(f) Assignment. The right of the Executive or any beneficiary to the payment of any amounts under the Supplemental Retirement Agreement may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

(g) Incapacity. If the Committee finds that the Executive or any beneficiary to whom any amount is payable under the Supplemental Retirement Agreement is unable to care for his or her affairs because of illness or accident or legal disability, any payment due (unless a prior claim therefore shall have been made by the Executive’s legal representative), at the discretion of the Committee, shall be paid to the Executive’s next of kin. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Supplemental Retirement Agreement.

(h) Governing Law. Except to the extent preempted by Federal law, the Supplemental Retirement Agreement shall be governed by and construed in accordance with the laws of the state of New York, and in any dispute arising out of this Supplemental Retirement Agreement, including its application and interpretation, each Executive confers and consents to exclusive personal jurisdiction in the state and federal courts in New York.

(i) Integration. This Supplemental Retirement Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(j) Headings. The use of headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.

(k) Compliance with Section 409A. It is intended that all applicable provisions of this Supplemental Retirement Agreement comply with the requirements of Section 409A, and this Supplemental Retirement Agreement shall be interpreted and operated in accordance with such requirements, where applicable.

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(l) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

(i)	If the Company, to:

WPP Group USA, Inc.
125 Park Avenue
NY, NY 10017
Attention: Tom Lobene, Treasurer—The Americas
Telephone: 212-632-2228
Fax: 212-632-2290

(ii)	And a copy to:

WPP Group USA, Inc.
125 Park Avenue
NY, NY 10017
Attention: Firouzeh Bahrampour, US Legal Advisor
Telephone: 212-632-2241
Fax: 212-632-2248

(iii)	If the Executive, to the Executive’s home and office addresses reflected in the Company’s records.

[Signature on next page]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Supplemental Retirement Agreement as of the day and year first above mentioned.

EXECUTIVE

Home address:
Office address:

WPP GROUP USA, INC.

By:
Name: Title:

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Exhibit A

Subject to the approval of the Committee, Executive designates the following investment funds in accordance with Section 4 of the Supplemental Retirement Agreement:

1)

2)

Signature:	Date: 20 June 2008

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Exhibit B

Name of Beneficiary:
Relationship to Executive:
Address:
Signature:	Date: 20 June 2008

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